SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed  by  the  Registrant  /x/  Filed  by a Party other than the Registrant / /

Check  the  appropriate  box:
     /  /     Preliminary  Proxy  Statement

     / / Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))

    / x/ Definitive Proxy Statement

    / / Definitive Additional Materials

    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              EMERITUS CORPORATION
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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
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             and 0-11.
     (1)     Title  of  each  class  of securities to which transaction applies:

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     (2)     Aggregate  number  of  securities  to  which  transaction  applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)     Proposed  maximum  aggregate  value  of  transaction:

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   /  /   Fee  paid  previously  with  preliminary  materials.
   /  /   Check box if any part of the fee is offset as provided by Exchange Act
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                              EMERITUS CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 11, 2003

To  the  Shareholders  of  Emeritus  Corporation:

     The annual meeting of shareholders of Emeritus Corporation will be held in the South Cascade Room of the Harbor Club, Norton Building, 801 Second Avenue, 17th Floor, Seattle, Washington 98104, on Wednesday, June 11, 2003, at 10:00 a.m., local time, and any adjournments thereof, to consider and act upon the following matters:
1.     To  elect  two  directors  into  Class  I  of  the  Board  of  Directors.
2. To ratify the appointment of KPMG LLP as our independent public accountants for fiscal year 2003.
3. To transact such other business as may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on April 24, 2003, as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. Shareholders are cordially invited to attend the annual meeting in person.

                               By  Order  of  the  Board  of  Directors

                               /s/  Daniel  R.  Baty
                               Daniel  R.  Baty
                               Chairman of the Board and Chief Executive Officer
     Seattle,  Washington
     April  29,  2003

                              EMERITUS CORPORATION
                         3131 ELLIOTT AVENUE, SUITE 500
                           SEATTLE, WASHINGTON  98121
                                 PROXY STATEMENT

     This proxy statement, which was first mailed to our shareholders on or about May 12, 2003, is furnished to shareholders in connection with the solicitation of proxies by the Board of Directors for the annual meeting of shareholders to be held at the South Cascade Room of the Harbor Club, Norton Building, 801 Second Avenue, 17th Floor, Seattle, Washington 98104, on Wednesday, June 11, 2003, at 10:00 a.m., local time and any adjournments or postponements of the annual meeting. You may revoke your proxy in writing at any time before it is exercised by filing with our Secretary a written revocation or a duly executed proxy bearing a later date. You may also revoke your proxy by attending the annual meeting and voting in person. If the enclosed form of proxy is properly executed and returned, it will be voted in accordance with the instructions given, unless revoked.

As  of  April  24,  2003,  the  record  date  for the annual meeting, there were
10,247,226 shares of common stock, 25,000 shares of Series A Convertible Redeemable Exchangeable Preferred Stock (the "Series A Stock"), and 34,145 shares of Series B Convertible Preferred Stock (the "Series B Stock") outstanding. Holders of common stock are entitled to one vote for each share. Holders of Series A Stock are entitled to 27.5 votes for each share, or an aggregate of 687,500 votes. Holders of Series B Stock are entitled to 138.5 votes per share, or an aggregate of 4,729,082 votes. Therefore the total number of votes entitled to be cast at the annual meeting is 15,663,808 votes. Holders of common stock, Series A Stock and Series B Stock representing a majority of total votes entitled to be cast, present in person or represented by proxy, will constitute a quorum.

Directors will be elected by a plurality of the votes present by proxy or in person at the annual meeting. Shareholders are not entitled to cumulate votes in the election of directors. Abstention from voting on the election of directors will have no impact on the outcome of the election since no vote will have been cast in favor of a nominee. The proposal to ratify the appointment of the accountants will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions from voting on this proposal will have no impact on the outcome since no vote will have been cast for or against the proposal. Broker nonvotes will have no effect on either the election of the directors or the approval of the proposal to ratify the appointment of the accountants because broker non-votes will not be considered votes cast at the meeting. However, brokers who hold shares for the accounts of their clients have discretionary authority to vote shares as to which instructions are not given with respect to the election of directors or approval of the proposal to ratify the appointment of accountants.

We will bear the cost of soliciting proxies. Certain of our directors, officers, and regular employees, without additional compensation, will solicit proxies personally or by telephone or telefax. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding solicitation materials to such beneficial owners.

As of the date hereof, we are not aware of any matters to be voted upon at the annual meeting other than as stated in the accompanying Notice of Annual Meeting of Shareholders. The accompanying proxy gives discretionary authority to the person named therein to vote the shares in his best judgment if any other matters are properly brought before the annual meeting.

ELECTION  OF  DIRECTORS

     The Board of Directors is divided into three classes. One class is elected each year by the shareholders. At the annual meeting, two directors will be elected to serve for a term of three years, expiring on the date of the annual meeting of shareholders in 2006. All of the nominees are currently directors. If elected, the nominees will continue in office until a successor has been elected or until resignation or removal in the manner provided by our Bylaws. The names of directors nominated for the terms, as well as the directors whose terms will continue after the annual meeting, are listed below.

     Pursuant to a shareholders' agreement dated as of October 24, 1997, Emeritus and Daniel R. Baty have agreed to take all necessary action to elect a number of directors selected by NorthStar Capital Partners LLC that would constitute at least one-seventh of the entire Board. Mr. Hamamoto was nominated and elected under this arrangement. Pursuant to another shareholders' agreement dated as of December 10, 1999, Emeritus and Mr. Baty have agreed to take all necessary action to elect a number of directors selected by Saratoga Partners IV, L.P. that would constitute not less than the percentage of the entire Board that would equal Saratoga's percentage ownership of voting securities of Emeritus. Saratoga was entitled to select at least two directors. Messrs. Niemiec and Durkin were nominated and elected under this arrangement.

Under the Designation of Rights and Preferences of the series A and series B stock, whenever the cash dividends have not been paid to such shareholders for six consecutive quarters, the series A and B shareholders, as the case may be, may designate one director in addition to the other directors that they are entitled to designate under the shareholders' agreement. Under the series A shareholders agreement, however, Northstar's right to select a director is limited to circumstances in which it would not otherwise be entitled to name a director. As of January 1, 2002, Saratoga became entitled to designate an additional director under the Designation of Rights and Preferences, but thus far has chosen not to do so.

NOMINEES  FOR  ELECTION
CLASS  I  DIRECTORS  (TERMS  TO  EXPIRE  IN  2006)

Patrick Carter (age 57) has served as a director of Emeritus since November 1995. From November 1985 until April 1999, Mr. Carter was Chief Executive Officer and Managing Director of Westminster Health Care Holdings, Plc., a publicly held operator of skilled-nursing facilities in the United Kingdom. Mr. Carter is currently Chairman of The Bermudian Group Ltd., a U.K. insurance company.

David W. Niemiec (age 53) has served as a director of Emeritus since December 30, 1999. From September 1998 to November 2001, Mr. Niemiec was a Managing Director of Saratoga Management Company LLC, the manager of a group of private equity investment funds operated under the name of Saratoga Partners. Currently, he acts as an advisor to the group. Prior to joining the Saratoga Group, he worked at the investment banking firm of Dillon, Read & Co. beginning in 1974 and served as Vice Chairman from 1991 through September 1997, when the firm was acquired by Swiss Bank Corporation. From September 1997 to February 1998, he was Managing Director of the successor firm, SBC Warburg Dillon Read, Inc.

CONTINUING  DIRECTORS
CLASS  II  DIRECTORS  (TERMS  TO  EXPIRE  2004)

Raymond R. Brandstrom (age 50), one of Emeritus's founders, has served as a director since its inception in 1993 and as Vice Chairman of the Board from March 1999 to March 2000. From 1993 to March 1999, Mr. Brandstrom also served as Emeritus's President and Chief Operating Officer. In March 2000, Mr. Brandstrom was elected Vice President of Finance, Chief Financial Officer and Secretary of Emeritus. From May 1992 to October 1996, Mr. Brandstrom served as President of Columbia Pacific Group, Inc. and Columbia Pacific Management, Inc., both of which companies are wholly owned by Mr. Baty and are engaged in developing independent living facilities and providing consulting services for that market. From May 1992 to May 1997, Mr. Brandstrom served as Vice President and Treasurer of Columbia Winery, a company affiliated with Mr. Baty that is engaged in the production and sale of table wines.

David T. Hamamoto (age 43) has served as a director of Emeritus since November 1997. Mr. Hamamoto is a member of NorthStar Capital Partners LLC, a real estate fund that he founded in July 1997. Between 1983 and July 1997, Mr. Hamamoto was employed by Goldman Sachs, an investment banking firm, most recently as co-founder and co-head of the Real Estate Principal Investment Area of the Whitehall Funds. Mr. Hamamoto is also Co-Chairman, Co-Chief Executive Officer and Co-President of NorthStar Capital Investment Corporation, a private investment firm.

CLASS  III  DIRECTORS  (TERMS  TO  EXPIRE  IN  2005)

Daniel R. Baty (age 59), one of Emeritus's founders, has served as its Chief Executive Officer and as a director since its inception in 1993 and became Chairman of the Board in April 1995. Mr. Baty also has served as the Chairman of the Board of Holiday Retirement Corporation since 1987 and served as its Chief Executive Officer from 1991 through September 1997. Since 1984, Mr. Baty has also served as Chairman of the Board of Columbia Pacific Group, Inc. and, since 1986, as Chairman of the Board of Columbia Pacific Management, Inc.

Charles  P.  Durkin,  Jr.  (age  64)  has served as a director of Emeritus since
December 30, 1999. Mr. Durkin is one of the founders of Saratoga Partners, a private equity investment firm. Since Saratoga's formation as an independent entity in September 1998, he has been a Managing Director of Saratoga Management Company LLC, the manager of the Saratoga Partners funds. Prior to that, from September 1997, he was a Managing Director of SBC Warburg Dillon Read, Inc., the successor entity to Dillon, Read & Co., where Mr. Durkin started his investment banking career in 1966 and became a Managing Director in 1974.

INFORMATION  ON  COMMITTEES  OF  THE  BOARD  OF  DIRECTORS  AND  MEETINGS

     The Board of Directors has established a compensation committee and an audit committee. We have no nominating committee and the full Board selects nominees for the election of directors.

     Our compensation committee establishes salaries, incentives, and other forms of compensation for directors, officers, and our other key employees, administers the 1995 Stock Incentive Compensation Plan, and recommends policies relating to benefit plans. Our compensation committee currently consists of Messrs. Carter (Chairman), Niemiec and Brandstrom and it held two meetings during 2002.

     Our audit committee reviews our accounting practices, internal accounting controls, and financial results and oversees the engagement of our independent auditors. Our audit committee currently consists of Messrs. Carter and Niemiec, and it held six meetings during 2002.

During 2002, there were seven meetings of the Board of Directors. All board members attended at least 75% of the aggregate number of meetings of the Board of Directors and each committee of which he was a member.

AUDIT  COMMITTEE  REPORT

     Audit Committee members David Hamamoto (who resigned in September of 2002) and Patrick Carter are independent as that term is defined in Section 121(A) of the American Stock Exchange's listing standards. The other member, David Niemiec is not considered independent under Section 121(A) because Saratoga Management Company LLC, of which Mr. Niemiec was a principal until November 2001, received a fee from Emeritus in connection with its sale of Series B Preferred Stock in December 1999 and may, in addition, be deemed to be an affiliate of Emeritus. Mr. Niemiec continues to be an adviser to Saratoga Management Company LLC. However, the Board does not believe that Mr. Niemiec's past relationship and continuing advisory capacity with Saratoga Partners impairs his independence and believes that his presence on the Audit Committee is in the best interests of the shareholders. On May 30, 2000, the Board of Directors adopted a written Audit Committee Charter. The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2002 with the management of the Company. Additionally, the Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 and has discussed with the independent accountants the independent accountants' independence. Based on the discussions and reviews noted above, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal year 2002.

                                                     Audit  Committee

                                                     Patrick  Carter  (Chairman)
                                                     David  W.  Niemiec

DIRECTOR  COMPENSATION

     We currently pay our nonemployee directors $500 for each board meeting or committee meeting they attend and reimburse them for all reasonable expenses incurred in connection with their attendance. In September 1995, we established the Emeritus Stock Option Plan for Nonemployee Directors. Under the plan, nonemployee directors receive options to purchase 2,500 shares of our common stock at the time of their initial election or appointment. In addition, each nonemployee director automatically receives an option to purchase 2,000 shares of our common stock immediately following each year's annual meeting of shareholders. All options granted under the plan fully vest on the date of the annual shareholders meeting that follows the date of grant, and expire 10 years after the date of grant. The exercise price for these options is the fair market value of our common stock on the grant date.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of April 24, 2003 certain information with respect to the beneficial ownership of our common stock, and our subordinated convertible debentures and preferred stock (on an as-converted basis) by:

*     each  person  that  we  know  owns  more  than  5%  of  the  common stock,
*     each  of  our  directors,
*     each  current  officer  named  in  the  compensation  tables,  and
*     all  directors  and  executive  officers  as  a  group.

     Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of stock subject to options, convertible debentures or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options, convertible debentures or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names. Unless otherwise indicated, the following officers, directors and shareholders can be reached at the principal offices of Emeritus.

     The table presents the beneficial ownership of the subordinated convertible debentures as converted into common stock. In addition, the table presents the beneficial ownership of the preferred stock as converted into common stock. Northstar Capital Partners LLC owns 100% of the outstanding Series A preferred stock, and Saratoga Partners IV, L.P. and its affiliates own or control the voting power over 100% of the outstanding Series B preferred stock.


                                  SHARES OF EMERITUS
                                     COMMON STOCK


XXXXXXXXXXXXXXXXXXXXXXXXXXXXX             AMOUNT AND NATURE OF
NAME AND ADDRESS                          BENEFICIAL OWNERSHIP  PERCENT OF CLASS

Daniel R. Baty (1)(2). . . . . . . . . .             4,835,071             43.74%
c/o Emeritus Corporation
3131 Elliott Avenue, Suite 500
Seattle, WA  98121

Raymond R. Brandstrom (3). . . . . . . .               478,899              4.62%

Gary S. Becker (4) . . . . . . . . . . .                72,026                 *

Suzette McCanless (5). . . . . . . . . .                59,030                 *

Russell G. Kubik (6) . . . . . . . . . .                47,664                 *

Patrick Carter (6) . . . . . . . . . . .                14,500                 *

David Hamamoto (7)(8). . . . . . . . . .             1,386,126              6.39%

David W. Niemiec (9) . . . . . . . . . .                43,239                 *

Charles P. Durkin, Jr. (10). . . . . . .             5,964,855             36.79%

Deerfield Capital, L.P. (11) . . . . . .               527,800              5.15%
780 Third Avenue 37th Floor
New York, NY  10017

B.F., Limited Partnership (12) . . . . .             3,582,330             32.95%
3131 Elliott Avenue, Suite 500
Seattle, WA  98121

Northstar Capital Partners LLC (7) . . .             1,373,626              6.29%
299 Park Avenue, 33rd Floor
New York, New York 10022

Saratoga Partners IV, L.P. (13). . . . .             5,956,355             36.76%
535 Madison Avenue
New York, NY  10022

All directors and executive officers as.            12,284,736             67.82%
a group (13persons) (1)(7)(13)(14)

_________________________________________________

*       Less than 1%.
(1) Includes 1,073,411 shares held directly and 2,955,950 shares held by B.F., Limited Partnership, of which Columbia Pacific, a company wholly-owned by Mr. Baty, is the general partner and of which Mr. Baty is a limited partner. In addition, this figure represents approximately 383,199 shares of Common Stock into which certain subordinated debentures held by Columbia Select, L.P., are convertible, and approximately 243,181 shares of Common Stock into which certain subordinated debentures held by Catalina General, L.P., are convertible. B.F., Limited Partnership is the general partner of both such limited partnerships.
(2) Includes options exercisable within 60 days for the purchase of 179,330 shares.
(3) Includes options exercisable within 60 days for the purchase of 121,324 shares.
(4) Includes options exercisable within 60 days for the purchase of 55,664 shares.
(5) Includes options exercisable within 60 days for the purchase of 53,997 shares.
(6) Represents options exercisable within 60 days for the purchase of these shares.
(7) The 1,373,626 shares are convertible Series A preferred stock held by Northstar Capital Partners LLC, of which Mr. Hamamoto is a principal. (See "CERTAIN TRANSACTIONS-Northstar Transaction.") Northstar Capital Partners LLC owns 100% of the Series A preferred stock. The Series A preferred stock currently votes with both the Series B preferred stock and the common stock, and is entitled to 687,500 votes. This represents approximately 6.4% of the voting power of currently outstanding Emeritus common and preferred stock.
(8) Includes options exercisable within 60 days for the purchase of 12,500 shares.
(9) Includes the following: (i) 1,344 shares of Common Stock into which certain subordinated debentures held by Mr. Niemiec are convertible; (ii) 27,562 shares issuable to Mr. Niemiec upon conversion of Series B preferred stock; and
(iii) 5,833 shares issuable to Mr. Niemiec upon exercise of warrants (collectively, the "Niemiec Shares"). Saratoga Management Company, LLC, an affiliate of Saratoga Partners, is the attorney-in-fact and agent for the Niemiec Shares; therefore Mr. Niemiec has no voting power over such shares. Mr. Durkin, an Emeritus director, is a principal of Saratoga Management Company, LLC and therefore shares voting power over the Niemiec Shares. This figure also includes options exercisable within 60 days for the purchase of 8,500 shares. Mr. Niemiec, a former principal of Saratoga Partners and its affiliates (See "CERTAIN TRANSACTIONS - Saratoga Transactions."), currently serves as an advisor to Saratoga Partners, and is deemed to have no voting or dispositive powers over the Series B preferred stock, the warrants, and the subordinated debentures currently held by Saratoga Partners and its affiliates.
(10) Includes 4,729,082 shares issuable upon conversion of Series B preferred stock currently held by or voted by Saratoga Partners and its affiliates, of which Mr. Durkin is a principal. (See "CERTAIN TRANSACTIONS - Saratoga Transactions.") Saratoga Partners and its affiliates own or have the power to vote 100% of the outstanding Series B preferred stock, which includes 574,082 shares (as-converted) that represent dividends paid on the Series B preferred stock to date. Mr. Niemiec, a director of Emeritus and former principal of Saratoga, is deemed to have beneficial ownership over some of these shares - See footnote (9) hereof. The Series B preferred stock currently votes with both the Series A preferred stock and the common stock on an as-converted basis, which represents approximately 30% of the voting power of the currently outstanding Emeritus common and preferred stock.
Also includes the following: (i) options exercisable within 60 days for the purchase of 8,500 shares; (ii) warrants held by or voted by Saratoga Partners and its affiliates currently exercisable to purchase 1,000,000 shares; and (iii) 227,273 shares of Common Stock into which certain subordinated debentures held by or voted by affiliates of Saratoga Partners are convertible. See footnote
(9) hereof regarding certain Niemiec Shares included in these calculations. Mr. Durkin may be deemed to have sole dispositive power over some of the above warrants, debentures, and Series B preferred stock, as follows: (a) 13,367 warrants; (b) 3,055 shares of Common Stock into which the subordinated debentures are convertible, and (c) 63,156 shares of Common Stock issuable upon conversion of Series B preferred stock.
(11) Deerfield Capital, L.P. may be deemed to have shared voting and dispositive power over the shares, based upon publicly available information reported as of December 31, 2002, on Amendment No. 1 to Schedule 13-G. Deerfield Capital, L.P. and Deerfield Partners, L.P., both Delaware limited partnerships, are deemed to share voting and dispositive powers over 295,568 of these shares. Snider Capital Corp. ("Snider Capital") is the general partner of Deerfield Capital, which is the general partner of Deerfield Partners. Deerfield Management Company, a New York limited partnership, and Deerfield International Limited, a British Virgin Islands corporation, are deemed to share voting and dispositive powers over 232,232 of these shares. Snider Management Company ("Snider Management") is the general partner of Deerfield Management Company, which is the sole shareholder of Deerfield International Limited. In addition, Arnold H. Snider, as President and sole shareholder of Snider Management and Snider Capital, is deemed to share voting and dispositive powers with these entities over all 527,800 shares.
(12) B.F., Limited Partnership may be deemed to have voting and dispositive power over some of these shares, based upon publicly available information as reported as of July 3, 2002, on Schedule 13-D. Of these shares, 2,955,950 are held of record by B.F., Limited Partnership, 383,199 are held of record by Columbia Select, L.P., and 243,181 are held of record by Catalina General, L.P. The shares held by Columbia Select, L.P. and Catalina General, L.P. represent the number of common shares into which certain subordinated debentures are convertible. B.F., Limited Partnership is the general partner of both such limited partnerships.
(13) Represents 1,000,000 common shares that are issuable upon exercise of warrants, 227,273 common shares into which certain subordinated debentures are convertible, and 4,729,082 shares that are issuable upon conversion of Series B preferred stock. The Series B preferred stock currently votes with both the Series A preferred stock and the common stock on an as-converted basis. Mr. Durkin, an Emeritus director, is a principal of Saratoga Partners and its affiliates. Until November 2001, Mr. Niemiec, another Emeritus director, was also a principal of Saratoga Partners and its affiliates.
(14) Includes options exercisable within 60 days for the purchase of 566,644 shares.





EQUITY  COMPENSATION  PLAN  INFORMATION
     The following table provides information as of December 31, 2002, regarding Shares that may be issued under equity compensation plans maintained by the Company.





XXXXXXXXXXXXXXXXX                XXXXXXXXXXXXXXXXX             XXXXXXXXXXXXXXXXX           Number of shares remaining
XXXXXXXXXXXXXXXXX              Number of shares to be          XXXXXXXXXXXXXXXXX          available for future issuance
XXXXXXXXXXXXXXXXX             issued upon exercise of      Weighted-average exercise        under equity compensation
XXXXXXXXXXXXXXXXX               outstanding options,     price of outstanding options,       plans(excluding shares
XXXXXXXXXXXXXXXXX               warrants and rights           warrants and rights           reflected in column (a))
Plan Category                           (a)                           (b)                              (c)
----------------------------  ------------------------  -------------------------------  -------------------------------

Equity compensation plans
approved by shareholders . .                 1,714,333  $                          2.82                          880,445
----------------------------  ------------------------  -------------------------------  -------------------------------

Equity compensation plans
not approved by shareholders                         0                              $ 0                                0
----------------------------  ------------------------  -------------------------------  -------------------------------

Total. . . . . . . . . . . .                 1,714,333  $                          2.82                          880,445
----------------------------  ------------------------  -------------------------------  -------------------------------

__________________
(1) Represents 207,129 shares available for purchase under the Employee Stock Purchase Plan and 673,316 shares available for grant under the 1995 Stock Incentive Plan, which includes director stock options.

                             EXECUTIVE COMPENSATION

SUMMARY  COMPENSATION  TABLE

     The following table presents certain information with respect to compensation we paid with respect to fiscal years ended December 31, 2002, 2001, and 2000, to our Chief Executive Officer and to our other four most highly compensated officers as of December 31, 2002:



XXXXXXXXXXXXXXXXXXXXXXXX          XXXXXX        XXXXXXXX        XXXXXXXX    XXXXXXXXXXX    Long-Term    XXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXX          XXXXXX        XXXXXXXX        XXXXXXXX    XXXXXXXXXXX   Compensation  XXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXX          XXXXXX                Annual Compensation                 Awards
                                          ----------------------------------------------
XXXXXXXXXXXXXXXXXXXXXXXX          XXXXXX        XXXXXXXX        XXXXXXXX    XXXXXXXXXXX    XXXXXXXXXXX  XXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXX          XXXXXX        XXXXXXXX        XXXXXXXX   Other Annual    Securities     All Other
XXXXXXXXXXXXXXXXXXXXXXXX          XXXXXX        XXXXXXXX          Bonus    Compensation    Underlying   Compensation
Name and Principal Position        Year        Salary($)         ($)(1)       ($)(2)       Options (#)       ($)
--------------------------------  ------  --------------------  ---------  -------------  ------------  -------------
Daniel R. Baty (3)                2002                       -          -              -      50,000                -
     Chairman and Chief           2001                       -          -              -     244,000                -
     Executive Officer            2000                       -          -              -           -                -

Raymond R. Brandstrom             2002                 191,475     50,000          6,000      40,000                -
     Vice President of Finance,   2001                 185,000     30,000          8,420     162,000                -
     Chief Financial Officer      2000                 149,747     15,000          6,098           -                -

Gary S. Becker                    2002                 181,125     60,000          6,264      40,000                -
     Senior Vice President,       2001                 175,000     40,000          7,124      63,500                -
     Operations                   2000                 164,664     15,000          6,000           -                -

Suzette McCanless                 2002                 181,125     45,000          6,000      35,000                -
     Vice President, Operations   2001                 175,000     30,000          6,824      63,500                -
     - Eastern Division           2000                 165,816     10,000          6,000           -                -

Russell G. Kubik                  2002                 167,670     45,000          6,000      35,000                -
     Vice President, Operations   2001                 162,000     30,000          6,824      54,000                -
     - Central Division           2000                 152,432     10,000          6,000           -                -

(#) The options granted in 2001 include the effect of an option exchange, which occurred in fiscal year 2001. As a result of this exchange, the options granted prior to 2001 were cancelled.
(1) Represents amounts paid with respect to the corresponding fiscal year under the Company's corporate incentive plan.
(2) Consists of amounts paid for parking fees, health club memberships, health insurance, and cellular telephone expense.
(3) Mr. Baty is not a full time employee of Emeritus and is not currently paid a salary by us.

OPTION  GRANTS  IN  LAST  FISCAL  YEAR

     The following table provides additional information regarding options granted during the last fiscal year to each of the executive officers named in the Summary Compensation Table.





XXXXXXXXXXXXXXXXXXXXXXXX   XXXXXXXXXXXXXX    XXXXXXXXXXXXXXXX   XXXXXXXX     XXXXXXXX   Potential Realizable Value at
XXXXXXXXXXXXXXXXXXXXXXXX   XXXXXXXXXXXXXX    XXXXXXXXXXXXXXXX   XXXXXXXX     XXXXXXXX      Assumed Annual Rates of
XXXXXXXXXXXXXXXXXXXXXXXX  Number of Shares  % of Total Options  Exercise of  XXXXXXXX      Stock Price Appreciation
XXXXXXXXXXXXXXXXXXXXXXXX     Underlying         Granted to      Base Price   Expiration         for Option Term
                          Options Granted   Employees in 2002   ($/share)      Date     ------------------------------
Name                             (1)               (2)             (3)                    5% (4)            10% (4)
------------------------  ----------------  ------------------  ----------- ----------  -----------         ----------
Daniel R. Baty                     50,000                 8.3%  $  2.95     2/10/2012     $240,262          $382,577
Raymond R. Brandstrom              40,000                 6.7%  $  2.95     2/10/2012     $192,210          $306,062
Gary S. Becker                     40,000                 6.7%  $  2.95     2/10/2012     $192,210          $306,062
Suzette McCanless                  35,000                 5.8%  $  2.95     2/10/2012     $168,183          $267,804
Russell G. Kubik                   35,000                 5.8%  $  2.95     2/10/2012     $168,183          $267,804


__________________
(1) The options have terms of 10 years and vest 33% per year beginning one year from the date of grant. The exercisability of the options may accelerate if certain corporate transactions occur.
(2)  We  granted  601,000  stock  options  to  employees  in  2002.
(3) The option exercise price is equal to the closing price of our common stock on the American Stock Exchange on the date of grant.
(4) The dollar gains under these columns result from calculations assuming 5% and 10% growth rates as prescribed by the SEC and are not intended to forecast future price appreciation of the Shares. The gains reflect a future value, based upon the closing price of a Share on the applicable grant date, and assume annual growth at these prescribed rates. Options have value to recipients, including the named executive officers, only if the price of Shares advances beyond the grant date price shown in the table during the option term.

     FISCAL  YEAR-END  OPTION  VALUES

     None of the following executive officers exercised options during the fiscal year ended December 31, 2002. The following table presents certain information regarding options held as of December 31, 2002, by each of the following executive officers:


                                    FISCAL YEAR-END OPTION VALUES


                                     NUMBER OF SHARES
                                  UNDERLYING UNEXERCISED                    VALUE OF UNEXERCISED
                                        OPTIONS AT                         IN-THE-MONEY OPTIONS AT
                                    DECEMBER 31, 2002                      DECEMBER 31, 2002 ($)(1)
NAME                        EXERCISABLE             UNEXERCISABLE        EXERCISABLE   UNEXERCISABLE
Daniel R. Baty. . . .                  81,326                   212,674  $    266,749  $    1,146,313
Raymond R. Brandstrom                  53,995                   148,005  $    177,104  $      797,747
Gary S. Becker. . . .                  21,165                    82,335  $     69,421  $      443,786
Suzette McCanless . .                  21,165                    77,335  $     69,421  $      416,836
Russell G. Kubik. . .                  17,999                    71,001  $     59,037  $      382,695

__________________
(1) Calculated by determining the difference between the fair market value of the securities underlying the options at December 31, 2002, and the exercise price of the options.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation committee of the Board consists of two nonemployee directors and our Vice President of Finance. The compensation committee is responsible for establishing and administering our executive compensation programs. Our objective is to pay competitively in order to attract quality executive personnel who best meet our needs, retain and motivate these executives to achieve superior performance, link individual compensation to individual and company performance, and align executives' financial interests with those of our shareholders.

Executive compensation generally consists of three components: base salary, cash bonuses, and long-term incentive awards. The committee has established each executive's compensation package by considering (a) the salaries of executive officers in similar positions in companies in the same industry as Emeritus and in related industries, (b) the experience and contribution levels of the individual executive officer and (c) our financial performance. Companies used as a reference for considering compensation levels include some, but not all, of the companies constituting the peer group in our stock performance graph. The committee also relies upon the recommendations of the chief executive officer in matters related to the individual performance of the other executive officers because the committee believes that the chief executive officer is the most qualified to make this assessment. Base salaries for executive officers generally are designed to be less than those paid by competitors in the assisted living industry. These lower base salaries are combined with stock option grants so that a significant portion of the executives' pay is tied to performance of our stock.

     Base  Salaries. In 2002, base salaries were established as described above.

Stock Options. We grant stock options to provide a long-term incentive opportunity that is directly linked to shareholder value. Options are granted with an exercise price equal to the market value of the common stock on the date of grant and become exercisable in 33 1/3 % annual increments beginning one year after the date of grant. To encourage stock retention, all options are granted as incentive stock options to the maximum extent possible under the Internal Revenue Code.

Annual Incentives. To date, the committee has not established a regular annual incentive or bonus plan for executive officers but awards discretionary cash bonuses based on its review of individual performance and our financial results. Four of our named executives were awarded cash bonuses for fiscal year 2002 based on management's report and the committee's assessment of individual performance in 2002.

     Our chief executive officer, Mr. Baty, a founder of Emeritus, has a significant equity position. As of April 24, 2003, Mr. Baty owned shares (directly and indirectly) and exercisable options representing approximately 44% of our common stock. Because of his significant equity stake in Emeritus, Mr. Baty has chosen to receive no base salary or bonus. This compensation pattern was established prior to our initial public offering and the committee has continued it, recognizing that the principal compensation of Mr. Baty will be the inherent value of his equity stake. In 2002, Mr. Baty was awarded stock options to purchase 50,000 shares at $2.95 per share.

Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility for federal income tax purposes of compensation in excess of $1 million paid or accrued with respect to any of the executive officers whose compensation is required to be reported in our proxy statement. Certain performance-based compensation that has been approved by shareholders is not subject to the deduction limit. Our stock option plans are structured to qualify options as performance-based compensation under Section 162(m). For 2002, the committee does not expect that there will be any nondeductible compensation.

                                             Compensation  Committee

                                             David  W.  Niemiec  (Chairman)
                                             Patrick  Carter
                                             Raymond  R.  Brandstrom

COMPENSATION  COMMITTEE  INTERLOCKS  AND  INSIDER  PARTICIPATION
Raymond R. Brandstrom is employed by the Company as its Vice President of Finance.

                             STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total return on shares of our common stock with the cumulative total return of the AMEX Market Value Index and a peer group selected by us for the period beginning on December 31, 1997, and ending on December 31, 2002, the end of our last fiscal year. In making this comparison, we have assumed an investment of $100 in shares of the Company's common stock, the AMEX Market Value Index and the peer group, with all dividends reinvested. Stock price performance shown above for the common stock is historical and not necessarily indicative of future price performance.



                                                [GRAPHIC OMITED]




                   Emeritus Corporation  Peer Group  AMEX Market
             1997                100.00      100.00       100.00
             1998                 82.84      106.58       100.64
             1999                 50.98       31.56       128.10
             2000                 11.28       28.80       131.13
             2001                 16.55       32.67       123.81
             2002                 42.27       29.43       120.42


     Given the relative volatility of the assisted living industry, we revise our peer group from time to time to include companies that have entered the assisted living market. As the industry begins to mature and consolidate, we remove certain companies previously included in our peer group as they are acquired or as their focus of services shifts away from the assisted living residences.

     The peer group consists of the following five companies: Alterra Healthcare Corporation, formerly denoted as Alternative Living Services, Inc.; American Retirement Corporation; ARV Assisted Living, Inc.; Capital Senior Living; and Sunrise Assisted Living, Inc.

                         CHANGE OF CONTROL ARRANGEMENTS

     Option Plan. In the event of (a) the merger or consolidation of Emeritus in which it is not the surviving corporation or pursuant to which shares of common stock are converted into cash, securities, or other property (other than a merger in which holders of common stock immediately before the merger have the same proportionate ownership of the capital stock of the surviving corporation immediately after the merger); (b) the sale, lease, exchange, or other transfer of all or substantially all of our assets (other than a transfer to a majority-owned subsidiary); or (c) the approval by the holders of common stock of any plan or proposal for our liquidation or dissolution, each outstanding option under our stock option plan will automatically accelerate so that it will become 100% vested and exercisable immediately before such transaction, except to the extent that options are assumed by the successor corporation. The vesting of such assumed options accelerates at the time an optionee's employment is terminated by us for reasons other than "cause" or by the optionee for "good reason" following a change of control.

                              CERTAIN TRANSACTIONS

     EMERITRUST  TRANSACTIONS

     In two separate transactions during the fall of 1998 and the spring of 1999, we arranged for two investor groups to purchase an aggregate of 41 of our operating communities and five communities under development for a total purchase price of approximately $292.2 million. Of the 46 communities involved, 43 had been, or were proposed to be leased to us by Meditrust Company LLC under sale/leaseback financing arrangements, and three had been owned by us. The first purchase, consisting of 25 communities, which we call the Emeritrust I communities, was completed in December 1998 and the second purchase, consisting of 21 communities, 16 of which we call the Emeritrust II Operating communities and five of which we call the Emeritrust II Development communities, was completed in March 1999.

     Of the $168.0 million purchase price for the Emeritrust I communities, $138.0 million was financed through a three-year first mortgage loan with an independent party and $30.0 million was financed through subordinated debt and equity investments from the investor group. A group led by Holiday Retirement Corporation, of which Mr. Baty is the chairman and a principal shareholder, provided approximately $5.1 million of the equity. This group included Holiday as to a 40% interest and Columbia Pacific Master Fund '98 as to a 32% interest, with the remaining 28% interest being held by individual third party investors. Columbia Pacific Master Fund is a limited partnership of which Mr. Baty's family partnership is the general partner and share in 40% of income and gains after the limited partners of Columbia Pacific Master Fund receive a return on their investment plus a preferred return.

     Of the $124.2 million purchase price for the Emeritrust II Operating communities and Emeritrust II Development communities, approximately $99.6 million was financed through three-year first mortgage loans with independent third parties and $24.6 million was financed through subordinated debt and equity investments from another investor group. A group led by Holiday provided approximately $4.9 million of the equity. This group included Holiday as to a 40% interest and C.P. '99 as to a 32% interest, with the remaining 28% interest being held by individual third party investors. C.P. '99 Pool is a general partnership, which is comprised of two 50% limited partnerships, the first of which includes Mr. Baty's family partnership as its 40% general partner and the other of which included Mr. Baty's family partnership as a 20% general partner.

The investor groups retained us to manage all of the communities through December 31, 2001, and granted us options to purchase the communities during 2001. During 2000, the Emeritrust I communities failed to comply with covenants under the $138 million mortgage loan and in 2001 it became clear that we would not be able to purchase the communities under the options. As a result, the mortgage loans were restructured and the management agreements and options to purchase were extended to June 30, 2003 (to December 31, 2003 in the case of the five Emeritrust II Development communities). The discussion below reflects the terms of these arrangements as modified.

     From January 1, 2002, through June 30, 2003, we will receive for the Emeritrust I communities a base management fee of 3% of gross revenues generated by the communities and an additional management fee of 4%, payable out of 50% of cash flow. The availability of operating cash flow to pay management fees is subject to first meeting mandatory owner distribution requirements, which include repayment of fees and expenses related to restructuring the mortgage loan and subsequent extension in September 2002. For the Emeritrust II
Operating communities and the Emeritrust II Development communities, we have received and continue to receive a base management fee of 5% of gross revenues and an additional management fee of 2%, payable to the extent that the communities meet certain cash flow standards. Prior to January 1, 2002, the management fees for the Emeritrust I communities were computed in this fashion.

     Under the management agreements, we are obligated to reimburse the investor groups for cumulative cash operating losses greater than $4.5 million in the case of the Emeritrust I communities and $2.5 million in the case of the Emeritrust II Development communities. Since these thresholds have been exceeded, we are currently responsible for most cash operating losses generated by these communities if they occur. There is no such funding arrangement with respect to the Emeritrust II Operating communities. Our funding obligations for the Emeritrust I communities have been $184,000, $1.3 million, and $4.9 million for 2002, 2001 and 2000, respectively. Our funding obligations for the Emeritrust II Development communities have been $137,000, $310,000 and $1.6 million in 2002, 2001, and 2000, respectively.

Although the amounts of our funding obligation each year include management fees earned by us under the management agreements, we do not recognize these management fees as revenue in our financial statements to the extent that we are funding the cash operating losses that include them. Correspondingly, we recognize the funding obligation under the agreement, less the applicable management fees, as an expense in our financial statements under the category "Other, net." Conversely, if the applicable management fees exceed our funding obligation, we recognize the management fees less the funding obligation as management fee revenue in our consolidated financial statements. Management fees earned for the Emeritrust I communities have been $2.0 million, $4.0 million, and $2.1 million in 2002, 2001, and 2000, respectively, of which $1.8 million, $2.8 million, and zero, have been recognized in 2002, 2001, and 2000, respectively. Management fees earned for the Emeritrust II Development communities have been $764,000, $766,000, and $360,000, of which $699,000,
$673,000,  and  $174,000  have  been  recognized  in  2002,  2001,  and  2000, respectively. Management fees earned for the Emeritrust II Operating communities have been $1.9 million earned and recognized in each of the years, 2002, 2001, and 2000.

We have an option to purchase 43 of the 46 Emeritrust communities and a right of first refusal with respect to the remaining three communities, both of which expire June 30, 2003 for the Emeritrust Operating communities and December 31, 2003, for the Emeritrust Development communities. The option must be exercised with respect to all communities or may not be exercised at all. If investor groups require Mr. Baty to purchase certain of the communities, upon the conditions described below, we have the right to exercise our option within 60 days of receiving notice of this action. The option price for the 43 Emeritrust communities is equal to the original cost of the communities of approximately $292 million, plus an amount that would provide the investor groups with an 18% rate of return, compounded annually, on their original investment of $54.6 million (less any cash distributions received). In connection with the exercise of the option, we are also obligated to pay certain costs and fees. Based upon current market conditions and valuations, we believe the option purchase price for these facilities exceeds their current fair market value.

The management agreements, including the options to purchase the related communities, are subject to various termination provisions, including cross-default provisions among all three groups of communities. The management agreement for the Emeritrust I communities may be terminated if cash distributions to the investor group do not meet certain levels or if the communities fail to meet certain coverage requirements under the mortgage loan. In addition, certain of the communities have been refinanced and, accordingly, our ability to exercise the option will depend on whether we can assume or refinance the debt secured by these communities. Termination of the management agreements or failure to exercise the options could result in the loss of management fees and the substantial decrease in the number of communities we operate.

Under related agreements, the investor groups may require Mr. Baty to purchase between ten and twelve of the Emeritrust communities, depending on the occurrence of any one of the following events: (a) we do not exercise our option to purchase the communities before the option expires, (b) we default under the management agreements, (c) Mr. Baty's net worth falls below a certain threshold, (d) we experience a change of control or (e) Mr. Baty ceases to be our chief executive officer. If Mr. Baty is required to purchase some of the communities, he will also have the option to purchase all of the Emeritrust communities on the same terms under which we are entitled purchase the communities, subject to our prior right to do so within a specified time period. As a part of the mortgage restructuring in 2001 related to the Emeritrust I communities, Mr. Baty agreed to make additional capital contributions to the investor groups to fund a partial repayment of the mortgage debt of $1.25 million during the first quarter of 2001, with additional $250,000 reductions each quarter thereafter, and agreed to pledge additional collateral to secure his obligation to purchase the communities under these purchase requirements.

We are currently discussing further extensions of these arrangements with the relevant parties.

BATY  TRANSACTIONS

     We manage 20 assisted living communities owned by eight entities that Mr. Baty controls and in which he and/or his family partnership hold varying ownership interests. The agreements under which we manage these communities are summarized below.

     (a) Management agreements, commencing from 1996 through 1998, cover eight communities that are owned by entities in which Mr. Baty holds an indirect 22.2% interest. Of these agreements, five provide for fees equal to the greater of 6% of revenue or $5,000 per month, one for a fee of 6% of revenue, one for a fee of $10,000 per month and one for a fee of 4% or revenue with an additional 2% depending on cash flow. In five cases, agreements extend for indefinite terms, unless terminated for cause, and in three cases, may be terminated on short notice. We have a right of first refusal with respect to these communities. During 2002, we received $960,000 in management fees under these agreements.

(b) A management agreement, commencing in 1998 and covering one community owned by an entity in which Mr. Baty holds an indirect 34.9% interest, provides for fees equal to the greater of 6% of revenue or $5,000 per month and extends for an indefinite term, unless terminated for cause. We have a right of first refusal with respect to this community. During 2002, we received $107,000 in management fees under this agreement.

(c) Management agreements, commencing from 1999 through 2000, and covering two communities owned by an entity in which Mr. Baty holds an indirect 33.0% interest, provide for fees equal to the greater of 6% of revenue or $5,000 per month and extend for an indefinite term, unless terminated for cause. We have a right of first refusal with respect to one community. During 2002, we received $340,000 in management fees (including a one-time fill-up bonus of $50,000) under this agreement.

(d) A management agreement, commencing in 1999 and covering one community owned by an entity in which Mr. Baty holds an indirect 24.4% interest, provides for of 5% of revenue and extends for an indefinite term, unless terminated for cause. We have a right of first refusal with respect to this community. During 2002, we received $77,000 in management fees under this agreement.

(e) A management agreement, commencing in 1999 and covering one community wholly owned by Mr. Baty's family partnership, provides for fees equal to the greater of 5% of revenue or $5,000 per month, with an additional 2% depending on cash flow, and extends for consecutive two-year terms, unless terminated by the owner 90 days prior to expiration. During 2002, we received $170,000 in management fees under this agreement.

(f) Management agreements, commencing in 1999 and 2000, cover four communities that are owned by entities in which Mr. Baty holds an indirect 40% interest. Of these agreements, two provide for fees equal to the greater of 6% of revenue or $5,000 per month and two provide for a fee of 7% of revenue, with a ceiling of $5,000 per month unless certain cash flow requirements are met. The agreements extend for indefinite terms, unless terminated for cause. We have a right of first refusal with respect to these communities. During 2002, we received $1.0 million (including a one-time fill-up bonus of $50,000) in management fees under these agreements.

(g) A management agreement, commencing January 2002 and covering one community owned by an entity in which Mr. Baty holds an indirect 38.0% interest, provides for fees equal to the greater of 5% of revenue or $5,000 per month and is subject to termination by either party on short notice. During 2002, we received $130,000 (including a one-time mobilization fee of $15,000) in management fees under this agreement.

(h) Management agreements, commencing January 2002 and covering two communities owned by an entity in which Mr. Baty holds an indirect 19.0% interest, provide for fees equal to the greater of 5% of revenue or $5,000 per month and are subject to termination by either party on short notice. During 2002, we received $235,000 in management fees (including one-time mobilization fees of $30,000) under these agreements.

     (i) A management agreement, commencing October 2002 and covering one community owned by an entity in which Mr. Baty holds an indirect 40.0% interest, provides for fees equal to the greater of 5% of revenue or $5,000 per month and is subject to termination by either party on short notice. During 2002, we received $23,000 in management fees under this agreement.

In June 1998, we sold a 295-unit independent and assisted living facility located in Texas to a partnership consisting of Columbia Pacific Master Fund '98, as to a 99% interest and to Mr. Baty personally, as to a 1% limited partnership interest. The purchase price for the facility was $6.8 million plus the assumption of a first mortgage of $14.8 million, which was guaranteed by Mr. Baty in connection with the transaction, and a release of Emeritus from the mortgage obligations. The purchase price was paid as follows:
*  cash  in  the  amount  of  $4.5  million;
* a promissory note in the amount of $1.5 million, of which $1.0 million was repaid in 1999, bearing interest at 9% per annum and maturing in 10 years; and
*  an  $800,000 promissory note bearing interest at 9% per annum, due on demand.

In addition, in 1999, we loaned the partnership $450,000 for certain repairs, which is evidenced by a promissory note bearing interest at 9% per annum. We and the partnership have entered into a management agreement for a five-year term, with automatic two-year extensions, with management fees of 6% of gross revenue or $10,000 per month, whichever is greater. We have the right of first refusal in the event of the sale of the facility. For 2002, we received $180,000 in management fees. As of December 31, 2002, advances for working capital to the partnership by us approximated $20,000. The balance of the purchase notes of $500,000 and $800,000, and the repair note of $450,000, with accrued interest of $724,000, remained outstanding as of December 31, 2002, and continue to remain outstanding.

In June 1998, we sold a 30% general partnership interest in Cooper George Partners Limited Partnership, a limited partnership in which we formerly held a 50% general partnership interest, to Columbia Pacific Master Fund. Concurrently, Columbia Pacific Master Fund '98 purchased a 19% limited partnership interest from an independent investor who formerly held a 50% limited partnership interest. Our remaining 20% interest was converted to a limited partnership interest. Cooper George Partners owns a 141-unit assisted living community in Washington. The purchase price for the partnership interest was $1.1 million payable in cash. In connection with the purchase, the partnership agreement was modified to provide that profits, losses, and distributions would be shared 80% by Columbia Pacific Master Fund and 20% by us. Also in connection with the transaction, the facility was refinanced through a $9.7 million first mortgage loan from Deutsche Bank, guaranteed by Mr. Baty, and we received a distribution of $580,000 consisting of 20% of the net proceeds of $2.9 million resulting from the refinancing. Cooper George Partners and we have entered into a management agreement for a five-year term, with automatic two-year extensions, with management fees of 6% of gross revenue or $10,000 per month, whichever is greater. We have the right of first refusal in the event of the sale of the facility. For 2002, we earned $169,000 in management fees.

In October of 2002, an entity controlled by Daniel R. Baty acquired a 72-unit assisted living and dementia care community in Austin, Texas, which Emeritus is managing. The management agreement is effective until terminated by either party with written notice according to a specified notice period. The management agreement consists of a fee of 5% of revenue or $5,000 per month, whichever is greater.

On March 22, 2001, we entered into an agreement with Mr. Baty, which governed the repayment of amounts owed by the foregoing entities in which Mr. Baty had a financial or other interest at the time. Such amounts were to be repaid as soon as possible except for the term notes, which are to be paid in accordance with their terms. Such amounts were repaid during 2001 and 2002. Mr. Baty guaranteed the repayment and a portion of the outstanding balances was secured by a pledge of the membership interest of a limited liability company that owns an assisted living facility. The agreement also establishes future operating, accounting, and payment procedures, including prompt repayment of any balances that are temporarily outstanding as a result of normal operations and interest on average outstanding balances at LIBOR plus 3%, for entities in which Mr. Baty has a financial interest. As of December 31, 2002, the aggregate of outstanding balances (net of funds held by us for application to outstanding balances and excluding the notes) was approximately $346,000.

In April 1998, we assigned our economic interest in a 172-unit assisted living community located in Fairfield, California, to a limited liability company for $2.8 million in cash. Our economic interest consisted of a 67% interest in the profits, losses, and distributions of an operating limited liability company that owns and operates the community, the right to receive payments of principal and interest under a $2.4 million promissory note evidencing a loan by us to the operating company, and the obligation to make additional capital contributions under the agreement establishing the operating company. The limited liability company to which we assigned our economic interest is comprised of a third party investor as to a 25% interest and three investor pools with interests of 14.1%, 35.9% and 25%. Mr. Baty's family partnership is the 18.75% general partner in the first two pools and the third pool includes Mr. Baty individually as its 18.75% general partner. We continue to manage the operations of the community pursuant to a management agreement and to manage the affairs of the operating limited liability company. We receive fees for these management activities equal to 5% of gross revenues of the community. In January 2000, we repurchased 25% of our original interest in the community (16.7% of the operating limited liability company) for a total of $791,000. In 2001, we entered into an agreement with the related party investor to offset against interest payable any amounts that we had previously funded or will fund the assisted living community on their behalf. This agreement allowed for recognition of a note receivable in the amount of approximately $477,000 that had previously been fully reserved. In December 2001, we acquired an additional 16.7% interest in the community from a third party minority owner for a purchase price of $250,000, payable in cash and notes maturing at various times through January 2005, plus the assumption of $77,000 of debt. As of December 31, 2001, our effective economic interest in the community was 33.3% in the profits, losses, and distributions. In January 2002, we acquired an additional 16.7% interest in the community from a third party minority owner for a purchase price of $299,000, payable in cash and notes maturing at various times through February 2003. In March 2002, we acquired the remaining 50% economic interest in the community from the entities controlled by Mr. Baty for $2.95 million, which represented the return of the remaining portion of the entity's original investment, plus a 9% preferred return on investment, compounded annually. The price was paid in cash, financed through a sale/leaseback arrangement including three other properties. During 2002, we received $23,000 in management fees prior to this transaction.

In April 2002, we entered into agreements to acquire the ownership interest of one community and the leasehold interest of seven communities for the assumption of the mortgage debt relating to the owned community and the lease obligations relating to the leased communities. The eight communities, comprising 617 units in Louisiana and Texas, had been previously operated by Horizon Bay Management L.L.C. In May 2002, we assigned our rights under these agreements to entities wholly owned by Mr. Baty and entered into five-year management agreements expiring April 30, 2007, with the Baty entities providing for a management fee of 5% of gross revenue. As a part of these agreements, we have the right to reacquire the one community and seven leased communities at any time prior to April 30, 2007, by assuming the mortgage debt and lease obligations and paying the Baty entities the amount of any cash investment in the communities, plus 9% per annum. In the original agreements of acquisition with the Baty entities, Horizon Bay agreed to fund operating losses of the communities to the extent of $2.3 million in the first twelve months and $1.1 million in the second twelve months following the closing. Under the management agreements with the Baty entities, we have agreed to fund any operating losses in excess of these limits over the five-year management term. In late 2002, the Baty entities and Horizon Bay altered their agreement relating to operating losses whereby (i) Horizon Bay paid the Baty entities $2 million and (ii) the Baty entities waived any further funding by Horizon of operating losses of the communities. This alteration did not change our funding commitment. During 2002, we received management fees of $661,000, including $120,000 of mobilization fees.

     On October 1, 2002, we entered into a lease agreement with Fretus Investors LLC, for 24 assisted living communities in six states containing an aggregate of approximately 1,650 units. Fretus acquired the communities from Marriott Senior Living Services, a subsidiary of Marriott International. Fretus is a private investment joint venture between Fremont Realty Capital, which holds a 65%
stake, and an entity controlled by Mr. Baty and in which he holds a 36% interest, which holds a 35% minority stake. Mr. Baty is guarantor of a portion of the debt and controls the entity that is the administrative member of Fretus. Fretus, in turn, leased the communities to us. We have no obligation with respect to the communities other than our responsibilities under the lease, which includes an option to purchase solely at our discretion. The Fretus lease is for an initial 10-year period with two 5-year extensions and includes an opportunity for us to acquire the communities during the third, fourth, or fifth year and the right under certain circumstances for the lease to be cancelled as to one or more properties upon the payment of a termination fee. The lease is a net lease, with base rental equal to (i) the debt service on the outstanding senior mortgage granted by Fretus, and (ii) an amount necessary to provide a 12% annual return on equity to Fretus. The initial senior mortgage debt is for $45.0 million and interest is accrued at LIBOR plus 3.5%, subject to a floor of 6.25%. The Fretus equity is approximately $24.8 million but may increase as a result of additional capital contributions for specified purposes and will decrease as a result of cash distributions to investors. Based on the initial senior mortgage terms and Fretus equity, current rental would be approximately $500,000 per month. In addition to the base rental, the lease also provides for percentage rental equal to a percentage (ranging from 7% to 8.5%) of gross revenues in excess of a specified threshold commencing with the thirteenth month of the lease. Total rent expense as of December 31, 2002, was approximately $1.5 million.

NORTHSTAR  TRANSACTION

In October 1997, a group of institutional investors led by NorthStar Capital Partners LLC, of which Mr. Hamamoto is a principal, purchased 25,000 shares of Series A Convertible Exchangeable Redeemable Preferred Stock, representing approximately 10% ownership of Emeritus, for $25 million. The Series A Stock is entitled to a 9% annual dividend, payable quarterly. Each share of Series A Preferred Stock is convertible into that number of shares of common stock equal to $1,000 (the liquidation value of a share of Series A Preferred Stock) divided by the conversion price of $18.20 per share. Currently the Series A Preferred Stock is convertible into an aggregate of 1,373,626 shares of our common stock. The Series A Preferred Stock is also exchangeable into convertible debt at our option. The conversion price is subject to adjustment in the event of stock dividends, stock subdivisions and combinations, and extraordinary distributions. The Series A Preferred Stock has a mandatory redemption date of October 24, 2004.

Pursuant to a shareholders' agreement entered into in connection with this investment, Emeritus and Mr. Baty are required to take all necessary action to:
*  elect  one  director  selected  by  NorthStar;
* if NorthStar invests an additional $25 million in Emeritus, elect a second additional director selected by NorthStar; and
* if the size of our board increases, elect additional directors so that NorthStar's representation shall not be less than one-seventh of the entire board.

     These rights terminate in certain events relating to NorthStar's sale of capital stock or a change in control of NorthStar. All NorthStar transfers are subject to our right of first refusal. In addition, if Mr. Baty sells shares of common stock representing 50% or more of his ownership position, NorthStar is entitled to participate in that sale on a pro rata basis. NorthStar has agreed not to purchase any additional shares of our voting securities, from now until 18 months after it ceases to own 5% of the outstanding common stock on a fully diluted basis.

     In January 2000, we paid NorthStar $2,250,000 and in April 2000, paid an additional $350,000, which represented all dividends in arrears from 1999. For the year 2000, we paid two quarters' of dividends that totaled $1.1 million. Additionally, there are accumulated dividends for two quarterly payments of $1.4 million, accrued at the accelerated default rate of 11%. For the year 2001, the Company accumulated dividends aggregating $2.7 million at the arrearage dividend rate of 11%. In addition, because we have been unable to pay dividends to our Series A shareholders for more than six consecutive quarters, beginning in 2002, the Series A dividends were calculated on a compounded cumulative basis, retroactively. The retroactive adjustment of Series A dividends for 2000 and 2001 were $19,000 and $275,000, respectively, which were recognized in 2002. The cumulative compounding for 2002 was an additional $622,000. Thus, for the year 2002, the Company accumulated dividends aggregating $3.7 million at the arrearage rate of 11%. At December 31, 2002, the total amount of accumulated
Series  A  dividends  was  $7.8  million.

Under the Designation of Shareholder Rights, whenever the cash dividends have not been paid for six consecutive quarters, NorthStar may designate one director in addition to the other directors that it is entitled to designate under the shareholders' agreement. Under the shareholders agreement, however, this right to select a director is limited to circumstances in which NorthStar would not otherwise be entitled to name a director.

SARATOGA  TRANSACTIONS

On December 10, 1999, we entered into an agreement to sell 40,000 shares of our Series B Preferred Stock to Saratoga Partners IV, L.P. and its related investors ("Saratoga") for a purchase price of $1,000 per share. On December 30, 1999, we completed the sale of 30,000 shares of Series B Stock, and we agreed to complete the sale of the remaining 10,000 shares during the first quarter of 2000. Mr. Durkin, one of our directors, is a principal of Saratoga. Another director, Mr. Niemiec, was a principal of Saratoga until November 2001, and he continues to act as an advisor to Saratoga.

Our net proceeds from the sale of all 40,000 shares of the Series B Stock were to be approximately $38.6 million, after fees and expenses of the transaction estimated at $1.4 million. The purchase agreement and related documents provided that we would use $23.0 million to $26.8 million of these proceeds to purchase certain assisted living communities by June 30, 2000. If we did not do so, such proceeds were to be placed in a separate bank account, the disbursement of which would be subject to Saratoga's prior consent. Under a modification letter agreement dated May 15, 2000, we changed our agreements with Saratoga to
(i) cancel the sale of the remaining 10,000 shares of Series B Stock, (ii) remove all restrictions and requirements relating to the use of proceeds received from the sale of the original 30,000 shares and (iii) on or before August 8, 2000, issue to Saratoga a seven-year warrant to purchase one million shares of our common stock at an exercise price of $4.30 per share (with such shares approved for listing on the American Stock Exchange) or, in the alternative, to make a cash payment to Saratoga. In August 2000, we issued the warrant to Saratoga.

The holders of the Series B Stock are entitled to receive quarterly dividends payable in a combination of cash and additional shares of Series B Stock. From issuance to January 1, 2004, the dividend rate will be 6% of the stated value of $1,000, of which 2% is payable in cash and 4% is payable in Series B Stock at the rate of one share of Series B Stock for every $1,000 of dividend. After January 1, 2004, the dividend rate will be 7%, of which 3% is payable in cash and 4% is payable in Series B Stock. Dividends accumulate, whether or not declared or paid. Prior to January 1, 2007, however, if the cash portion of the dividend is not paid, the cash dividend rate will increase to 7% ("arrearage rate"), until the unpaid cash dividends have been fully paid or until January 1, 2007, whichever first occurs. Emeritus can redeem all of the Series B Stock at $1,000 per share plus unpaid dividends, if the closing price for the common stock on the American Stock Exchange is at least 175% of the then conversion price for 30 consecutive trading days. In 2001, we accrued $2.4 million in cash dividends at the higher arrearage rate, and $1.3 million equivalent to 1,268 shares of Series B Stock as in-kind dividends, none of which were paid or issued in 2001. Accordingly, we had a cumulative commitment to issue 1,883 shares of Series B Stock at December 31, 2001. On July 1, 2002, we issued 2,533 shares of Series B Stock, representing all in-kind dividends accrued and owing as of June 30, 2002. On October 1, 2002, we issued 331 shares of Series B Stock for the third quarter in-kind dividends. On April 1, 2003, we issued 334 and 338 shares of Series B Stock for the fourth quarter and first quarter in-kind dividends of 2002 and 2003, respectively.

Under the Designation of Rights of Series B Preferred Stock, and included in the shareholders' agreement, whenever the cash dividends have not been paid for six consecutive quarters, Saratoga may designate one director in addition to the other directors that it is entitled to designate under the shareholders' agreement. As of January 1, 2002, Saratoga became entitled to designate an additional director under this arrangement, although it has elected not to do so at this time.

The holders of the Series B Stock have the right at any time to convert each share of Series B Stock into a number of shares of common stock equal to the stated value of $1,000 divided by the conversion price. The conversion price is currently $7.22 per share, subject to adjustment in certain events, including an adjustment pursuant to a weighted average formula if we issue additional shares of common stock, or securities convertible into or exercisable for common stock, at a price less than the then current conversion price. The number of shares issuable on exercise of the warrant and the related exercise price is subject to similar adjustments.

After January 10, 2003, we were allowed to redeem all, but not less than all, of the Series B Stock at $1,000 per share, plus unpaid dividends, if the closing price of the common stock on the American Stock Exchange is at least 175% of the then conversion price for 30 consecutive trading days ending not more than 10 days prior to the date we notify the holders of the redemption. If there is a change in control of Emeritus, each holder of Series B Stock has the right to require us to purchase all or a portion of the Series B Stock owned by such holder for the stated value of $1,000 per share. If we dissolve, liquidate, or wind up our affairs, the holders of Series B Stock are entitled to receive, before any payment or distribution is made to the holders of common stock or any other class of preferred stock ranking junior to the Series B Stock, out of our assets available for distribution, the stated value of $1,000 per share and all accrued and unpaid dividends to and including the date of payment to the holder. The liquidation rights of the holders of Series B Stock are subject to the prior rights of the holders of Series A Stock.

Each share of Series B Stock is entitled to a number of votes equal to the number of shares of common stock into which it is convertible. Except as required by law or as described below, the Series B Stock votes with the common stock and Series A Stock as a single voting group.

We may not amend or alter the rights and preferences of the Series B Stock so as to adversely affect the Series B Stock without the consent of the holders of a majority of the outstanding shares of Series B Stock. In addition, we may not increase the number of authorized shares of preferred stock or create another series of preferred stock ranking prior to or pari passu with the Series B Stock without the consent of the holders of at least 75% of the outstanding Series B Stock.

Under the shareholders' agreement, Saratoga is entitled to board representation at a percentage of the entire Board of Directors, rounded up to the nearest whole director, that is represented by the voting power of the Series B Stock owned by Saratoga and its related investors. The shareholders' agreement also provides for a minimum of two Saratoga directors. Saratoga is currently entitled to designate two of six members of the Board. Saratoga's right to designate directors terminates if Saratoga has sold more than 50% of its initial investment and its remaining shares represent less than 5% of the outstanding shares of common stock on a fully diluted basis or it is unable to exercise independent control over its shares.

The shareholders' agreement provides that neither Saratoga nor Mr. Baty is permitted to purchase voting securities in excess of a defined limit. That limit for Saratoga and its affiliates is 110% of the number of shares of common stock (assuming conversion of the Series B Stock) owned by Saratoga and its related investors immediately after the completion of the financing, plus the Series B Stock (or underlying common stock) issuable as dividends on the Series B Stock. That limit for Baty is the greater of 110% of the shares of common stock owned by Baty as of December 10, 1999, or 100% of the Saratoga ownership described in the preceding sentence. These restrictions will terminate 18 months after the date on which Saratoga and its related investors cease to hold securities representing 5% of the outstanding shares of common stock on a fully diluted basis.

The shareholders' agreement also provides that if Mr. Baty contemplates selling 30% or more of the common stock he owns, Saratoga and its related investors would have the right to participate in the sale on a proportionate basis.

Pursuant to a registration rights agreement, Saratoga and its related investors have the right to two demand registrations, one of which may be a shelf registration effective for one year, and unlimited piggyback registrations, subject to marketing restrictions imposed by underwriters.

Pursuant to an investment agreement, commencing January 1, 2007, (a) the holders of the Series B Stock have the right to elect a number of directors (together with other directors selected pursuant to the Designation of Rights of Series B Preferred Stock included in the shareholders' agreement) that would be one director less than a majority of the Board and (b) we will retain Saratoga Management Company LLC to provide management and advisory services to evaluate our strategy relating to shareholder value, real estate and corporate financing, and other strategic initiatives, at an annual fee of $3.2 million. These rights and obligations will terminate at such time that the Series B Stock is converted or redeemed.

OTHER  TRANSACTIONS

During 1995, Messrs. Baty and Brandstrom formed Painted Post Partners, a New York general partnership, to facilitate the operation of assisted living communities in the state of New York, a state that generally requires that natural persons be designated as the licensed operators of assisted living communities. We have entered into administrative services agreements with the partnership for the term of the underlying leases. The administrative services agreements provide for fees that would equal or exceed the profit of a community operated efficiently at full occupancy and, unless reset by agreement of the parties, will increase automatically on an annual basis in accordance with changes in the Consumer Price Index. In addition, we have agreed to indemnify the partners against losses and, in exchange, the partners have agreed to assign any profits to us. As part of their general noncompetition agreements with us, each of Messrs. Baty and Brandstrom has agreed that, in the event he ceases to be a senior executive of Emeritus, he will transfer his interest in the partnership for a nominal charge to his successor at Emeritus or other person designated by us.

We have entered into noncompetition agreements with Messrs. Baty and Brandstrom. These agreements provide that they will not compete with us, directly or indirectly, in the ownership, operation or management of assisted living communities anywhere in the United States and Canada during the terms of their employment and for a period of two years following the termination of their employment. The agreements also provide, however, that they may hold (1) up to a 10% limited partnership interest in a partnership engaged in such business,
(2) less than 5% of the outstanding equity securities of a public company engaged in such business, or (3) interests in the New York partnership described above. These agreements do not limit Mr. Baty's current role with Holiday Retirement Corporation. Mr. Baty has agreed, however, that if Holiday operates or manages assisted living communities, other than as a limited component of independent living communities consistent with its current operations, he will not personally be active in the management, operation, or financing of such facilities nor will he hold any separate ownership or other interest therein.

                   PROPOSAL FOR RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected KPMG LLP, independent public accountants, to continue as our independent auditors for the fiscal year ending December 31, 2003. KPMG LLP has audited our accounts since July 28, 1995. The Board of Directors is submitting its selection of KPMG LLP to the shareholders for ratification.

     Appointment of the Company's independent accountants is not required to be submitted to a vote of the shareholders of the Company for ratification. However, the Board of Directors has chosen to submit this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Board will reconsider whether to retain KPMG LLP, and may retain that firm or another without re-submitting the matter to the Company's shareholders. Even if the appointment is ratified, the Board of Directors may, in its discretion, direct the appointment of different independent accountants at any time during the year if it determines that such a change would be in the best interests oft the Company and the shareholders.

     The following table presents the aggregate fees for professional audit services rendered by KPMG LLP for the audit of the Company's annual financial statements for 2002, and fees billed for other services rendered by KPMG LLP.





Audit fees, . . . . . . . . . . . . . . . . . . . . . . . .  $170,000
                                                             ========

Financial information systems design and implementation (1)  $      0
                                                             ========

All other fees:
     Audit related services  (2). . . . . . . . . . . . . .   315,900
     Other non-audit services  (3). . . . . . . . . . . . .    93,400
                                                             --------
Total all other fees. . . . . . . . . . . . . . . . . . . .  $409,300
                                                             ========

(1) KPMG LLP did not provide services related to design and implementation of financial information systems.
(2) Audit related services consisted principally of audits of financial statements of certain consolidated partnerships and the Company's employee benefit plan, consultation regarding financial implications of transactions, audits of significant acquisitions, review of registration statements and issuance of consents.
(3)     Other  non-audit  services  consisted  of  tax  compliance  services.

     The Audit Committee has considered whether KPMG LLP's provision of non-audit services is compatible with maintaining the independence of KPMG LLP.

A representative of KPMG LLP is expected to be present at the annual meeting with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
               RATIFICATION OF KPMG LLP AS OUR INDEPENDENT PUBLIC
                                   ACCOUNTANTS

                                 OTHER BUSINESS

     The Board of Directors does not intend to present any business at the annual meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that any others intend to present business at the annual meeting. If, however, other matters requiring the vote of the shareholders properly come before the annual meeting or any adjournment or postponement thereof, the person named in the accompanying form of proxy will have discretionary authority to vote the proxies held by him in accordance with his judgment as to such matters.

SECTION  16(A)  BENEFICIAL  OWNERSHIP  REPORTING  COMPLIANCE
Officers and directors of the Company and persons who own more than ten percent of the Company's stock are required to report to the Securities and Exchange Commission their ownership and changes in ownership of the Company's stock. Regulations of the Commission require us to disclose to our shareholders those filings that were not made on time. Based solely on our review of copies of the reports received by us, or written representations received from reporting persons that no such forms were required to be filed for those persons, we believe that during fiscal year 2002, our officers and directors complied with all applicable filing requirements.

                              SHAREHOLDER PROPOSALS

     Shareholder proposals intended for inclusion in the proxy materials for the Company's 2004 annual meeting of shareholders must be received in writing by the Company not later than April 2, 2004.

Such proposals should be directed to the Corporate Secretary, Emeritus Corporation, 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121. For a timely submitted shareholder proposal to be included in the proxy statement, it must meet certain requirements of the Securities and Exchange Commission.

                                  ANNUAL REPORT

     A copy of our 2002 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, accompanies this proxy statement.


                               By  Order  of  the  Board  of  Directors


                               /s/  Daniel  R.  Baty
                               Daniel  R.  Baty
                               Chairman of the Board and Chief Executive Officer
      Seattle,  Washington
      April  29,  2003



--------------------------------------------------------------------------------
                                                             EMERITUS CORPORATION

                   PROXY  FOR THE 2003 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 11, 2003

                      THIS  PROXY  IS  SOLICITED  ON  BEHALF  OF  THE  BOARD  OF  DIRECTORS

                THE  UNDERSIGNED  HEREBY APPOINT(S) DANIEL R. BATY, AS THE PROXY WITH FULL POWER
                OF SUBSTITUTION AND HEREBY AUTHORIZES HIM TO REPRESENT AND TO VOTE AS DESIGNATED
                BELOW  ALL  THE SHARES OF COMMON STOCK OF EMERITUS CORPORATION HELD OF RECORD BY
                THE  UNDERSIGNED ON APRIL 24, 2003, AT THE 2003 ANNUAL MEETING OF SHAREHOLDERS TO
                BE  HELD  AT  THE  SOUTH  CASCADE  ROOM OF THE HARBOR CLUB, NORTON BUILDING, 801
               SECOND  AVENUE, 17TH FLOOR, SEATTLE, WASHINGTON 98104, AT 10:00 A.M. ON WEDNESDAY,
                   JUNE 11,  2003, WITH AUTHORITY TO VOTE UPON THE FOLLOWING MATTERS AND WITH
                DISCRETIONARY  AUTHORITY  AS  TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE
                         THE  MEETING  OR  ANY  ADJOURNMENT  OR  POSTPONEMENT  THEREOF.

                                       IMPORTANT - PLEASE DATE AND SIGN ON THE OTHER SIDE

                                                          X FOLD AND DETACH HERE X









--------------------------------------------------------------------------------


                                                                                      PLEASE  MARK     X
                                                                                      YOUR  VOTES
                                                                                      AS  INDICATED
                                                                                      IN  THIS
                                                                                      EXAMPLE




                                                                        FOR ALL NOMINEES       WITHHOLD
                                                                          LISTED BELOW         AUTHORITY
                                                                       (EXCEPT AS MARKED     TO VOTE FOR ALL
                                                                        TO THE CONTRARY)   NOMINEES LISTED BELOW


1.  ELECTION  OF  DIRECTORS:
   ELECTION  OF  THE  FOLLOWING  NOMINEES  TO  SERVE
   AS  DIRECTORS  IN  THE  CLASS  INDICATED  AND  FOR
   THE  TERM  INDICATED  UNTIL  THEIR  SUCCESSORS  ARE
   ELECTED  AND  QUALIFIED:

   CLASS  I  (TERM  EXPIRING  2006): . . . . . . . . . . . . . . . . . . . . . . . .  WITHHOLD  AUTHORITY
   01  PATRICK CARTER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  TO VOTE FOR THE FOLLOWING
   02  DAVID NIEMIEC


  (WRITE  THE  NAME(S) OF NOMINEE(S) IN THIS SPACE)
UNLESS  OTHERWISE  DIRECTED  ALL VOTES WILL BE APPORTIONED EQUALLY BETWEEN THOSE
PERSONS  FOR  WHOM  AUTHORITY  IS  GIVEN  TO  VOTE.


2.  RATIFICATION  OF  THE  APPOINTMENT  OF  KPMG  LLP  AS  THE . . . . . . .   AGAINST   ABSTAIN   FOR
   COMPANY'S  INDEPENDENT  PUBLIC  ACCOUNTANTS  FOR  FISCAL  YEAR 2003


_______

|

|

          I  PLAN  TO  ATTEND  THE  ANNUAL  MEETING

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS
AS  MAY  PROPERLY  BE  BROUGHT  BEFORE  THE  MEETING  OR  ANY  ADJOURNMENT  OR
POSTPONEMENT  THEREOF.  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE
MANNER  DIRECTED  HEREIN  BY  THE  UNDERSIGNED.  IF  NO  DIRECTION IS MADE, THIS
PROXY  WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ALL THE OTHER ITEMS.

THE  UNDERSIGNED  ACKNOWLEDGES  RECEIPT  FROM THE COMPANY PRIOR TO THE EXECUTION
OF  THIS  PROXY  OF  A  NOTICE  OF  ANNUAL  MEETING  OF SHAREHOLDERS AND A PROXY
STATEMENT DATED  MAY 12, 2003.


PLEASE  SIGN  BELOW EXACTLY AS YOUR NAME APPEARS ON YOUR STOCK CERTIFICATE. WHEN
SHARES  ARE  HELD  JOINTLY,  EACH  PERSON  MUST  SIGN. WHEN SIGNING AS ATTORNEY,
EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. AN
AUTHORIZED  PERSON  SHOULD  SIGN  ON  BEHALF  OF  CORPORATIONS, PARTNERSHIPS AND
ASSOCIATIONS  AND  GIVE  HIS  OR  HER  TITLE.

YOUR  VOTE  IS  IMPORTANT.  PROMPT  RETURN  OF  THIS  PROXY  CARD  WILL
HELP  SAVE  THE  EXPENSE  OF  ADDITIONAL  SOLICITATION  EFFORTS.

SIGNATURE(S)_______________________________________  DATED___________________, 2003


--------------------------------------------------------------------------------
                                                     X  FOLD  AND  DETACH HERE X


